Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan                            651.293.2809

ECOLAB ANNOUNCES INCREASED SHARE REPURCHASE AUTHORIZATION

ST. PAUL, Minn., August 23, 2011- Ecolab Inc. announced its Board of Director’s authorization to repurchase up to 10 million additional shares of Ecolab common stock. The authorization would only be effective upon the consummation of the previously announced Nalco Holding Company merger.

The Board last increased its share repurchase authorization in May 2011.  Ecolab had approximately 18 million shares remaining under previous repurchase authorizations, and approximately 232 million shares outstanding on July 31, 2011.

The combined Ecolab share repurchase authorization following completion of the Nalco merger would be 28 million shares.

Ecolab expects to conduct its purchases in the open market; in privately negotiated transactions from time to time, depending on the market conditions; and through purchases made in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

With sales of $6 billion and more than 26,000 associates, Ecolab (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

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This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning Ecolab’s repurchase of common stock and consummation of the proposed Nalco merger.  These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements, including changes in Ecolab’s stock price, financial results, financial condition and cash requirements.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

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(ECL-C)